Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Star Gas LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-100023, 333-101165, and 333-118941) on Form S-3 and the registration statement (No. 333-83872) on Form S-8 of Inergy L.P. and the registration statement (No. 333-118941-02) on Form S-3 of Inergy Finance Corp. of our report dated December 10, 2004, with respect to the combined balance sheet of Star Gas Propane, L.P. and Subsidiary as of September 30, 2003 and 2004, and the related combined statements of operations, comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in this Form 8-K of Inergy L.P dated December 14, 2004.

Our report contains an explanatory paragraph that states that there is substantial doubt about the ability of Star Gas Propane, L.P.’s parent to continue as a going concern and consequently there is substantial doubt about the ability of Star Gas Propane, L.P. to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142.

KPMG LLP

Stamford, Connecticut

December 14, 2004